Exhibit 99.1

Press Release – 10-27-2009

TAXMASTERS, INC. PREPARES FOR FOURTH QUARTER SURGE

HOUSTON, Tx.—(PR Web)—October 27, 2009—TaxMasters, Inc. (OTCBB: TAXS) finalized plans this week to take advantage of the expected surge in sales that begins for the IRS tax relief industry in October and builds through April of the following year. TaxMasters reported sales for the first six months in 2009 of $18,758,000, an increase of $12,348,000 or 193 percent, over 2008 sales for the same period of $6,410,000. The company used this growth data along with historical data to plan for the expected 4Q increase in sales.

Full financial results are available in the 8-KA filed on October 20, 2009 with the SEC.

Patrick Cox, the President and CEO of TaxMasters, Inc. said on Friday that he was pleased with the company’s “ability to plan and coordinate efforts to accommodate the sales we expect to see between now and mid April. Especially with the current economic situation, some taxpayers out there are really hurting.”

The 4Q plans at TaxMasters include moving into larger office space to accommodate an expected growth in personnel, delivering a review of the company’s processes and procedures with efficiency recommendations, rolling out proprietary workflow control software to streamline production, and increasing advertising to grow sales. All of these plans are rooted in TaxMasters commitment to manage growth successfully while increasing sales on a consistent, predictable path.

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as “believes,” “expects,” “beginning,” “intended,” “planned”) regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

About TaxMasters, Inc.

For more information about TaxMasters, Inc. and its commitment to helping taxpayers in the United States regain compliance with the IRS, please visit the TaxMasters website.

Contact

TaxMasters, Inc., Houston

DeWayne Logan

281.497.4226 x7000